Exhibit 5.1

April 17, 2015

Reeds, Inc.

13000 South Spring Street

Los Angeles, CA 90061

               Re:     Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Reed’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2015 Incentive and Nonstatutory Stock Option Plan (the “Plan”).

In rendering this opinion, we have examined and relied upon such corporate records, agreements and other documents and instruments, and have reviewed such matters of law, as we have deemed necessary or appropriate. In our examination, we have relied upon verbal and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, assumed the genuineness of all signatures or instruments relied upon by us, the accuracy, completeness and genuineness of all documents and copies thereof provided to us by or on behalf of the Company or filed publicly thereby and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

This opinion is limited to the is limited to the Delaware General Corporation Law, exclusive of any annotations or commentary (the “Delaware Corporate Law”). While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the Delaware Corporate Law and we express no opinion as to any state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance and delivery in accordance with the terms and conditions of the Plan and the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who have passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Qashu & Schoenthaler LLP

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